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                                                                 Exhibit 8.2

                                 January 26, 2000


WHITTMAN-HART, INC.
311 S. Wacker Drive, Suite 3500
Chicago, Illinois 60606-6618
Attention: Board of Directors

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain material federal income tax consequences in connection with the proposed merger of UNIWHALE, INC., a newly formed corporation, organized and existing under the laws of the State of Delaware ("Merger Sub") which is wholly owned by WHITTMAN-HART, INC., a corporation organized and existing under the laws of the Delaware ("Parent"), with and into USWEB/CKS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"), with the Company surviving the merger and becoming a wholly owned subsidiary of Parent, pursuant to the applicable corporate law of the State of Delaware (the "Merger"), and in accordance with that certain Agreement and Plan of Merger dated as of December 12, 1999, among the Company, Parent and Merger Sub (the "Agreement") and related documents and agreements referenced in the Agreement (together with the Agreement, the "Merger Agreement"). Our opinion is being delivered to you pursuant to Section 7.1(d) of the Agreement.

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to the Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

     1.    The Merger Agreement.

     2. Representations made to us by Parent and Merger Sub, including those representations contained in the Parent Tax Certificate dated January 11, 2000.

     3. Representations made to us by the Company, including those representations contained in the Company Tax Certificate dated January 25, 2000.


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WHITTMAN-HART, INC.
January 26, 2000
Page 2

     4.    Parent's Registration Statement on Form S-4, filed January 26,
           2000.

     5. Such other instruments and documents related to the formation, organization and operation of the Company, Parent and Merger Sub or the consummation of the Merger and the transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

OPINION

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) including that:

     1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification.

     3. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the applicable state law.

     4. After the Merger, the Company will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder.

     5. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business.

     6. No outstanding indebtedness of the Company, Parent or Merger Sub has represented or will represent equity for tax purposes (including, without limitation, any loans from Parent to the Company); no outstanding equity of the Company, Parent or Merger Sub has represented or will represent indebtedness for tax purposes; no outstanding security (other than the Company Option Plans), instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire the Company stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.


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WHITTMAN-HART, INC.
January 26, 2000
Page 3

     7. Each of Company, Parent and Merger Sub has paid and will pay only its respective expenses, if any, incurred in connection with the Merger, and neither Parent, Merger Sub nor Company has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

     8. Neither Parent, the Company nor Merger Sub is, or will be at the time of the Merger: (a) an "investment company" within the meaning of Section 368(a)(2)(F) of the Code; or (b) under the jurisdiction of a court in a Title 11 or similar case within the meaning of
           Section 368(a)(3)(A) of the Code.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion, as legal counsel for Parent, that for federal income tax purposes:

           (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

           (ii) no gain or loss will be recognized by Company, Parent, or Merger Sub as a result of the Merger;

           (iii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

           (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

           (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as a capital asset by the stockholder at the Effective Time; and


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WHITTMAN-HART, INC.
January 26, 2000
Page 4

           (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

QUALIFICATIONS

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. Our opinion concerning certain of the federal tax consequences of the Merger is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding:

           (a) whether and the extent to which any Company stockholder who has provided or will provide services to the Company, Parent or Merger Sub will have compensation income under any provision of the Code;

           (b) the effects of such compensation income, including, but not limited to, the effect upon the basis and the holding period of the Parent Stock received by any such stockholder in the Merger;

           (c) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of the Company Common Stock;


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WHITTMAN-HART, INC.
January 26, 2000
Page 5

           (d) the tax consequences of Parent's assumption of outstanding options to acquire the Company Common Stock on the holders of such options under any Company employee stock option or stock purchase plan;

           (e) the effects of the Merger on any pension or other employee benefit plan maintained by Parent or the Company;

           (f) the potential application of the "golden parachute" provisions of Sections 280G, 3121(v)(2) and 4999 of the Code, the alternative minimum tax provisions of Sections 55, 56 and 57 of the Code or Sections 108, 305, 306, 357 and 424 of the Code, or the regulations promulgated thereunder;

           (g) the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Company or Parent (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of the Company or Parent), after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof;

           (h) the basis of any equity interest in the Company acquired by Parent in the Merger;

           (i) the tax consequences of any transaction in which Company Common Stock or a right to acquire Company Common Stock was received; and

           (j) the tax consequences of the Merger (including the opinion set forth above) as applied to holders of options or warrants to purchase Company Common Stock or that may be relevant to particular classes of the Company stockholders and/or holders of options or warrants for the Company Common Stock, including, without limitation, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     3. No opinion is expressed if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this


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WHITTMAN-HART, INC.
January 26, 2000
Page 6

           opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     4. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

     5. This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 7.1(d) of the Merger Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, including the Company and its stockholders, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the use of our name in the Registration Statement wherever it appears.


                                         Very truly yours,





                                         KATTEN MUCHIN ZAVIS